                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                            FIRST DATA CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                            FIRST DATA CORPORATION
                             401 HACKENSACK AVENUE
                         HACKENSACK, NEW JERSEY 07601

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 14, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Data Corporation, a Delaware corporation (the "Company"), will be held at the offices of the Company's subsidiary, First Data Investor Services Group, Inc., at 4400 Computer Drive, Westborough, MA 01581 on Wednesday, May 14, 1997, at 11:30 a.m. (E.D.T.), for the following purposes:

    1. The election of three directors;

    2. The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for 1997; and

    3. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

  Stockholders of record at the close of business on March 17, 1997 (the "Record Date") will be entitled to vote at the meeting and any adjournment or postponement thereof.

  You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed proxy and return it in the enclosed prepaid envelope.

                                          By Order of the Board of Directors

                                          /s/ David P. Bailis

                                          David P. Bailis
                                          Corporate Secretary
                                          March 21, 1997

                            YOUR VOTE IS IMPORTANT

  WHETHER YOU OWN A FEW OR MANY SHARES OF COMMON STOCK, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE PROMPT RETURN OF YOUR SIGNED PROXY WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

LOGO

                            FIRST DATA CORPORATION

                                PROXY STATEMENT

  This Proxy Statement is furnished to the stockholders of First Data Corporation ("FDC" or the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at 11:30 a.m., (E.D.T.), on Wednesday, May 14, 1997, and any adjournment or postponement thereof. The meeting will be held at the offices of the Company's subsidiary, First Data Investor Services Group, Inc., at 4400 Computer Drive, Westborough, MA 01581. A copy of the notice of the meeting is attached. This Proxy Statement and the accompanying form of proxy are first being mailed on or about March 21, 1997 to stockholders of record as of March 17, 1997 (the "Record Date"). The only voting securities of the Company are shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), of which there were 448,954,370 shares outstanding as of the Record Date (excluding treasury stock).

  Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by a written revocation delivered to the Secretary of the Company, by submitting another valid proxy bearing a later date which is voted at the meeting or by attending the meeting and voting in person. If a stockholder attends the meeting and votes in person, his or her proxy will not be used.

COST OF PROXY SOLICITATION

  The cost of soliciting proxies will be borne by the Company. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for solicitation of proxies. The Company has engaged the firm of Morrow & Co. to assist the Company in the distribution and solicitation of proxies for a fee of $6,000, plus expenses.

VOTING INFORMATION

  Each share of Common Stock is entitled to one vote. Votes will be counted and certified by the Inspectors of Election, who are employees of Norwest Bank Minnesota, National Association, the Company's independent Transfer Agent and Registrar. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date (excluding treasury stock).

  All outstanding shares of Common Stock represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1997 Annual Meeting will be voted. A stockholder may, with respect to the election of directors (i) vote for the election of the three nominees named herein as a director, (ii) withhold authority to vote for all of the director nominees, or
(iii) vote for the election of one or two of the three individual director nominees while withholding authority to vote for the other nominee[s] by so indicating on the proxy. A stockholder may, with respect to the other proposals (i) vote "FOR" one or more of the proposals, (ii) vote "AGAINST" one or more of the proposals, or (iii) "ABSTAIN" from voting on one or more of the proposals. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for (1) the election of the three nominees named herein as a director and (2) the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for 1997.

  A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by the stockholder with respect to a particular matter. Moreover, in the absence of instructions from the beneficial owner of shares, a broker holding the shares in street name may not be permitted to vote such shares on certain matters. (The Company believes brokers will be permitted to vote stock held in street name on each of the proposals set forth above.) In either case, the shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

  The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect directors. Accordingly, if a quorum is present at the meeting, the three persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the meeting, approval of the other resolutions requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on such matter. An abstention with respect to such a matter has the legal effect of a vote against such matter. Non-voted shares with respect to such a matter will not affect the determination of whether such matter is approved.

  The Board of Directors does not know of any other matters to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the appointees named in the enclosed proxy card to vote in accordance with their best judgment on such matters.

  The Company's Annual Report to Stockholders, which contains financial statements for the year ended December 31, 1996, accompanies this Proxy Statement. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge from the Company by writing to Investor Relations, First Data Corporation, 5660 New Northside Drive, Suite 1400, Atlanta, GA 30328.

                       PRINCIPAL HOLDERS OF COMMON STOCK

  Based upon (i) statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 and
(ii) the number of shares of the Company's Common Stock outstanding on December 31, 1996, the Company does not believe any person beneficially owned more than 5% of the Common Stock as of December 31, 1996.

          COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of January 2, 1997, the beneficial ownership of Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Each person has sole voting and investment power of the shares, except as noted.

                                                        AMOUNT AND NATURE OF
      NAME                                             BENEFICIAL OWNERSHIP(1)
      ----                                             -----------------------
      Lee Adrean......................................           70,427
      Ben Burdetsky...................................           21,443
      Henry T. DeNero.................................           85,475
      Henry C. Duques.................................        2,493,533(2)
      Charles T. Fote.................................          764,686
      Walter M. Hoff..................................          534,498
      Courtney F. Jones...............................           31,529
      Robert J. Levenson..............................          520,162
      James D. Robinson III...........................           48,529(3)
      Charles T. Russell..............................           14,750
      Bernard L. Schwartz.............................           34,405
      Garen K. Staglin................................           39,529
      All directors and executive officers as a group
       (14 persons)...................................        5,272,216

--------
(1) The number of shares reported includes shares covered by options that are exercisable within 60 days of January 2, 1997 as follows: Mr. Adrean, 70,427; Mr. Burdetsky, 20,643; Mr. DeNero, 85,475; Mr. Duques, 2,492,040;
    Mr. Fote, 763,444; Mr. Hoff, 534,220; Mr. Jones, 29,529; Mr. Levenson,
    511,552; Mr. Robinson, 29,529; Mr. Russell, 14,350; Mr. Schwartz, 27,405;
    Mr. Staglin, 8,921; all directors and executive officers as a group, 5,199,509.
(2) Includes 1,268 shares held by Mr. Duques' wife.
(3) Includes 5,000 shares held by Mr. Robinson's wife.

  The percent of outstanding Common Stock held by all directors and executive officers as a group is 1.16%. The percentage beneficially owned by any director or nominee does not exceed 1%.

                           GOVERNANCE OF THE COMPANY

  In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors is comprised of eight directors. During 1996, the Board of Directors met eight times (not including Committee meetings). With the exception of Mr. Schwartz, each of the current directors attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served. There are presently three standing committees of the Board of Directors. Committee membership, the functions of those committees and the number of committee meetings held during 1996 are described below.

  The current members of the Audit Committee are Courtney F. Jones (Chairman), Ben Burdetsky and Garen K. Staglin. The Audit Committee consists solely of directors who are not current or former employees of the Company or any affiliate and are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment in the discharge of the Audit Committee's duties. The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. This Committee has general responsibility for reviewing with management the financial controls, accounting, and audit and reporting activities of the Company and its subsidiaries. The Committee annually reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the scope, fees and results of their audit, reviews their non-audit services and related fees, reviews their comment letters and management's responses thereto and reviews any major accounting changes made or contemplated. In addition, the Committee reviews the effectiveness and efficiency of the Company's internal audit staff. The Committee also oversees the implementation of policies concerning and compliance with the Company's Code of Conduct, as well as policies concerning business continuity planning. During 1996, the Audit Committee met four times.

  The members of the Compensation and Benefits Committee (the "Compensation Committee") are Garen K. Staglin (Chairman), Ben Burdetsky, Charles T. Russell and Bernard L. Schwartz. The Compensation Committee consists solely of directors who are not current or former employees of the Company or any affiliate and is responsible for the administration of all salary and incentive compensation plans for the officers and key employees of the Company and its subsidiaries. The Compensation Committee also reviews management's organization and development and approves grants and otherwise administers specific awards under the 1992 Long-Term Incentive Plan. Because of Mr. Russell's relationship with Card Issuer Program Management (see Certain Transactions and Other Matters), he may not be regarded as a disinterested director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 or
Section 162(m) of the Internal Revenue Code. Accordingly, during 1996, certain matters were acted upon by a subcommittee of the Compensation Committee composed of all of the members other than Mr. Russell. The Compensation Committee regularly consults with independent compensation advisors. During 1996, the Compensation Committee met five times.

  The members of the Executive Committee are James D. Robinson III (Chairman), Henry C. Duques, and Courtney F. Jones. The Executive Committee meets in place of the full Board of Directors in intervals between meetings of the Board. The Committee may act on behalf of the Board of Directors on all matters permitted by the General Corporation Law of the State of Delaware. The Executive Committee met three times in 1996.

DIRECTORS' FEES AND OTHER COMPENSATION

  Directors who are not employees of the Company or its affiliates were paid an annual retainer of $50,000. In addition, a non-employee chairman of a standing committee receives an annual retainer of $5,000. Non-employee directors have the option of electing to receive all or a portion of the annual retainer fees in the form of stock option grants pursuant to the First Data Corporation 1993 Director's Stock Option Plan. Non-employee directors also receive annual grants of non-qualified options pursuant to the same plan. Each director receives options for 10,000 shares of Common Stock upon commencing services as a director and options for 4,000 shares of Common Stock on the date of each annual stockholders' meeting thereafter, except that on the fourth and eighth annual stockholders' meetings thereafter, instead of options for 4,000 shares, each director receives options for 14,000 shares. Directors are reimbursed for their actual expenses incurred in attending Board, committee and stockholder meetings, including those for travel, food and lodging.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Messrs. Jones, Levenson and Russell, expire at the 1997 Annual Meeting of Stockholders. They have been nominated for reelection through the 2000 Annual Meeting of Stockholders or until a successor is elected and qualified. In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

  The terms of Messrs. Duques and Burdetsky expire at the 1998 Annual Meeting of Stockholders. The terms of Messrs. Robinson, Schwartz and Staglin expire at the 1999 Annual Meeting of Stockholders.

  Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the named nominees, who have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, shares represented by proxy will be voted for any substitute nominee or nominees designated by the Board of Directors in the event any nominee is unable to serve.

  The following information is provided with respect to the members of the Board of Directors:

                                 PRINCIPAL OCCUPATION, BUSINESS          DIRECTOR
      NAME AND AGE                EXPERIENCE AND DIRECTORSHIPS            SINCE
      ------------               ------------------------------          --------
 Ben Burdetsky.......... Professor Emeritus of the School of Business      1992
  Age 68                  and Public Management of The George Washing-
                          ton University since 1995 and Director of
                          the Burdetsky Labor-Management Institute at
                          the University. Dr. Burdetsky was a member
                          of the full-time faculty from January 1977
                          to 1994. From June 1988 until 1992, he
                          served as Dean, and from March 1984 to June
                          1988 he served as an Associate Dean, of the
                          School of Business and Public Management of
                          The George Washington University. Dr.
                          Burdetsky is a director of National Capital
                          Preferred Provider Organization.
 Henry C. Duques........ Chairman and Chief Executive Officer of the       1989
  Age 53                  Company from April 1989 to the present. From
                          September 1987 to 1989, he served as Presi-
                          dent and Chief Executive Officer of the Data
                          Based Services Group of American Express
                          Travel Related Services Company, Inc., the
                          predecessor of FDC. Mr. Duques was Group
                          President Financial Services and a member of
                          the Board of Directors of Automatic Data
                          Processing, Inc. ("ADP") from 1984 to 1987.
 Courtney F. Jones...... A Managing Director in the Investment Banking     1992
  Age 57                  Division of Merrill Lynch & Co., Inc. from
                          July 1989 to December 1990. From October
                          1985 until July 1989, he served as Chief Fi-
                          nancial Officer, Executive Vice President
                          and a member of the Board of Directors of
                          Merrill Lynch & Co., Inc. Prior to that, Mr.
                          Jones served as Treasurer and Secretary of
                          the Finance Committee of the Board of Direc-
                          tors of General Motors Corporation. He was
                          also formerly a Director of General Motors
                          Acceptance Corporation and General Motors
                          Insurance Company.
 Robert J. Levenson..... Executive Vice President of the Company from      1992
  Age 55                  1993 to the present. Former Senior Executive
                          Vice President, Chief Operating Officer, and
                          Member of the Office of the President and
                          Director of Medco Containment Services,
                          Inc., a provider of managed care prescrip-
                          tion benefits, from October 1990 to December
                          1992. From 1985 until October 1990, he was a
                          Group President and Director of ADP. Mr.
                          Levenson is a director of Superior Telecom,
                          Inc. and Broadway & Seymour, Inc.
 James D. Robinson III.. Chairman and Chief Executive Officer of RRE       1992
  Age 61                  Investors, LLC a private investment firm,
                          and President of J.D. Robinson Inc., a stra-
                          tegic advisory company. Mr. Robinson is also
                          Chairman of Violy Byorum & Partners and Se-
                          nior Advisor to Trust Company of the West.
                          He previously served as Chairman, Chief Ex-
                          ecutive Officer and as a director of Ameri-
                          can Express Company from 1977 to 1993. Mr.
                          Robinson is a director of Bristol-Myers
                          Squibb Company, The Coca-Cola Company, Cam-
                          bridge Technology Partners, and Union Pa-
                          cific Corporation.

                                PRINCIPAL OCCUPATION, BUSINESS           DIRECTOR
     NAME AND AGE                EXPERIENCE AND DIRECTORSHIPS             SINCE
     ------------               ------------------------------           --------
 Charles T. Russell... Former President and Chief Executive Officer of     1994
  Age 67                Visa International from 1984 to January 1994.
                        Mr. Russell joined Visa in 1971. Mr. Russell
                        serves on the Board of Visitors at the Univer-
                        sity of Pittsburgh's Joseph M. Katz School of
                        Business. Mr. Russell also is a Director of
                        First USA Corp., the Janol-Hydro Corp., a man-
                        ufacturer of automobile and truck braking
                        equipment, E- Funds Corp., a check processing
                        company, and Card Issuer Program Management
                        Corp., which provides management services to
                        credit card issuers.
 Bernard L. Schwartz.. Chairman and Chief Executive Officer, Loral         1992
  Age 71                Space & Communications Ltd., a high-technology
                        company concentrating on satellite manufactur-
                        ing and satellite-based services. Chairman and
                        Chief Executive Officer, Loral Corporation, a
                        manufacturer of components for information
                        systems, from 1972 to 1996. Chairman and Chief
                        Executive Officer of Globalstar Telecommunica-
                        tions Limited, which is developing a world-
                        wide, low-earth-orbit satellite-based digital
                        telecommunications service. He also serves as
                        Chairman and Chief Executive Officer of K&F
                        Industries Inc., world-wide supplier of air-
                        craft braking systems and Chairman of Space
                        Systems/Loral, a manufacturer of telecommuni-
                        cations and environmental satellites. Mr.
                        Schwartz is a Director of Reliance Group Hold-
                        ings, Inc., vice chairman of Lockheed Martin
                        Corp. and a trustee of New York University
                        Medical Center.
 Garen K. Staglin..... Chairman of the Board of Directors and Chief        1992
  Age 52                Executive Officer of Safelite Glass Corpora-
                        tion, a manufacturer and retailer of auto
                        glass, since August 1991. From April 1980 un-
                        til August 1991 Mr. Staglin served as the Cor-
                        porate Vice President and General Manager of
                        ADP's Automotive Services Group. He serves as
                        a Director of Quick Response Services, Inc.,
                        Cyber Cash, Inc., and Grimes Aerospace Corp.
                        Mr. Staglin also serves on the Advisory Coun-
                        cil of the Stanford Graduate School of Busi-
                        ness.

                                  PROPOSAL 2

                             SELECTION OF AUDITORS

  The Board of Directors recommends to the stockholders the ratification of the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for 1997. In the event the stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may select a new independent accounting firm at any time during the year, if the Board of Directors feels that such a change would be in the best interest of the Company and its stockholders.

  Ernst & Young LLP has been serving as the independent auditors for the Company or its predecessor entities since 1980. Ernst & Young LLP follows a policy of rotating the partner in charge of the Company's audit every seven years. Other partners and non-partner personnel are rotated on a periodic basis.

  A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

               EXECUTIVE COMPENSATION REPORT BY THE COMPENSATION
                            AND BENEFITS COMMITTEE

  The Compensation Committee considers and establishes compensation policies and recommends employee benefit plans as well as specifically sets salary levels and bonus awards for senior management, including the Named Executives. The Compensation Committee is composed entirely of outside, non-employee directors. Because of Mr. Russell's relationship with Card Issuer Program Management (see Certain Transactions and Other Matters), he may not be regarded as a disinterested director for purposes of Rule 16b-3 of the Securities Exchange Act of 1934 or Section 162(m) of the Internal Revenue Code. Accordingly, during 1996, certain matters were acted upon by a subcommittee of the Compensation Committee composed of all of the members other than Mr. Russell.

Compensation Philosophy

  The Company's executive compensation programs are based on the belief that the interests of its Chief Executive Officer (CEO) and senior management should be aligned with those of the stockholders. For these executives, the Compensation Committee has determined that a significant portion of total compensation should be comprised of "at-risk," performance based components. The at-risk components provide longer term rewards that are not earned unless specific, preestablished goals are met.

  In furtherance of its objectives, the Compensation Committee has structured the CEO's total compensation as a combination of base salary, a long-term incentive award and stock options. Similarly, the Compensation Committee has structured the total compensation of senior management as a combination of base salary, a long-term incentive award, stock options, plus an annual incentive award.

  The Compensation Committee seeks to set executive compensation at levels sufficient to attract, retain and motivate highly qualified executive personnel in light of the compensation practices of a group comprised of companies of comparable size and complexity and top-performing companies in various business sectors in which the Company operates (the "Peer Group"). An independent consultant surveys the Peer Group to determine compensation practices.

  The Peer Group includes the companies in the S&P Computer Software Services Index which is part of the Performance Graph contained in this Proxy Statement, and also includes other companies reflecting the Compensation Committee's belief that the broader group is representative of the Company's main competition for executive talent.

  The Compensation Committee's philosophy is that base salary and annual incentive compensation should be competitive with the Peer Group, and, based upon the Company's financial performance both as a whole and relative to specific targets, that long-term incentive compensation must promote corporate performance which exceeds both a minimum rate of return and objectively identified targets relative to the S&P 500 Index. Historically, the Compensation Committee has considered the option granting practices within the Peer Group and individual and Company performance in determining the number of option grants. In 1995, the Compensation Committee approved an annual option grant program under which the number of option grants made each January for the Named Executives and other senior management is performance driven. One-half of the total possible grant (50,000 options for each of the Named Executives) is based on the performance of the Company's Common Stock as compared to that of the companies in the S&P 500 Index and one-half is based on the achievement of business unit performance objectives. In addition, executives are entitled to customary benefits generally available to all employees of the Company. From time to time the Compensation Committee receives comparative evaluations, assessments and advice regarding the Company's compensation practices from an independent compensation consultant.

 Base Salary and Stock Options

  It is the Compensation Committee's policy, in setting total compensation, that while base salary should remain competitive, incentive compensation should be emphasized. Accordingly, Mr. Duques' salary is targeted to reflect salaries between the 25th and 50th percentile paid by the Peer Group. The salaries of the other named executives are targeted to reflect salaries between the 50th and 75th percentile paid by the Peer Group.

  In October 1995, the Company completed a merger with First Financial Management, significantly increasing the size and complexity of the Company. At that time, the Committee increased the salaries of the Named Executives to their current levels and made option grants. Accordingly, no salary increases or annual option grant awards were made in 1996 for the Named Executives. (Options were granted in lieu of certain long-term incentives as described below.)

CEO Long-Term Incentive Compensation

  Because a long-term orientation is considered essential for a CEO, all of Mr. Duques' incentive compensation is tied to long-term goals. Mr. Duques' incentive compensation is measured entirely under a Shareholder Value Plan pursuant to a Performance Grant Agreement. Under the agreement, a unit value is determined at the end of each year based on the performance of the Company's Common Stock as compared to that of the companies in the S&P 500 Index during the preceding two years. The award amount is banked for a two-year period and increases by an amount equal to 50% of the Company's return on equity percentage or, if return on equity is negative, decreases by an amount equal to 100% of the Company's return on equity percentage. Under the formula specified in the agreement applicable to the two-year period ending December 31, 1996, a maximum unit value of $3,600,000 would have been allocable if the percentage increase in the share price of the Company's Common Stock, plus dividends paid had exceeded that of 80% of the companies in the S&P 500 Index. If the Company had been less than that of 50% of the companies in the S&P 500 Index, the unit value of Mr. Duques' award would have been zero. In addition, Mr. Duques' unit value would have been zero unless the annual percentage growth in the Company's total stockholder return exceeded a minimum threshold measured by the average two-year Treasury note interest rate for the 60-day period prior to December 31, 1994. The Committee also retains discretion to adjust a unit value downward. Based on the Company's performance for the two-year period ending December 31, 1996 and the performance scale, the unit value established for Mr. Duques at the end of 1996 would have been $1,584,000. Because it wanted to further align Mr. Duques' interests with those of stockholders, the Committee determined to award a unit value of zero under the plan and to award instead 214,054 stock options to Mr. Duques at an exercise price of $37.00 a share, the fair market value of the Company's Common Stock on the grant date (December 31, 1996). The number was determined by dividing $1,584,000 by 20% of the exercise price.

CEO Performance Review

  Although the CEO's incentive award is formula driven (subject to the Compensation Committee's discretion to make a downward adjustment), the Compensation Committee in 1995 developed a formalized process for providing performance review and feedback to Mr. Duques which was implemented in 1996. Goals were set in five major areas: strategy and long-term objectives, stockholder value, executive development and succession planning, the service/profit chain, and Board utilization. In December 1996, Mr. Duques submitted a self-assessment to the Chairman of the Committee for review and comment. In March 1997, the assessment was distributed to the outside board members who discussed it and provided feedback to Mr. Duques.

Incentive Compensation of the Other Named Executives

  Annual Incentive Compensation. In 1996, as in prior years, the Company adopted an annual management incentive program which provides a direct financial incentive to its executive management, except Mr. Duques, in the form of bonus targets payable if specific goals are achieved. The annual incentive opportunity was reduced by 50% in 1994 and the Named Executives (other than Mr. Duques) were made eligible for the Shareholder Value Plan in order to tie more of the incentive opportunity to achievement of long-term goals. The annual incentive opportunity is based on the overall performance of the Company (with emphasis on achievement of pre-tax profit targets) and on the performance of a business unit or staff function. The purpose of this incentive is to tie a significant portion of annual pay directly to key financial results and other important objectives. For 1996, the incentive awards related directly to business performance factors, and where performance exceeded or did not meet preestablished targets, incentive payments were increased or decreased accordingly.

  Long-Term Incentive Compensation. The long-term incentive compensation for Messrs. Adrean, DeNero, Fote and Hoff, like that of Mr. Duques, is tied to the Shareholder Value Plan. For Messrs. Adrean, DeNero, Fote and Hoff, the maximum unit value (awarded if the percentage increase in the Company's Common Stock for the two-year performance period is higher than that of 80% of the companies in the S&P 500 Index) is $750,000. The Compensation Committee retains discretion to adjust a unit value downward if it finds such an adjustment is warranted by other factors it selects. No unit value is established if the Company's increase does not exceed the increase of fifty percent of the companies in the S&P 500 index. In addition, no unit value is established if the Company's annual percentage total stockholder return does not exceed a minimum threshold measured by the average two-year Treasury note interest rate for the 60-day period prior to the performance period. Amounts awarded are "banked" for a two-year period during which period they increase by an amount equal to 50% of the Company's return on equity percentage or if return on equity is negative decrease by an amount equal to 100% of the Company's return on equity percentage.

  Based on the Company's performance for the two-year period ending December 31, 1996, each of the Named Executives would have received a unit value award of $330,000 for such period. Because it wanted to further align management's interests with those of the stockholders in a meaningful way, the Committee determined to award a unit value of zero under the plan and to award instead 44,594 stock options to each Named Executive (other than Mr. Duques) at an exercise price of $37.00 a share, the fair market value of the Company's Common Stock on the grant date (December 31, 1996). The number was determined by dividing $330,000 by 20% of the exercise price.

Policy on Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any of the Named Executives unless certain requirements are met. The Company's 1992 Long-Term Incentive Plan (the "1992 Plan"), as amended and approved by stockholders at the May 11, 1994 Annual Meeting of Stockholders and the October 26, 1995 Special Meeting of Stockholders and the Company's Shareholder Value Plan approved by stockholders at the May 15, 1996 Annual Meeting of Stockholders, meet the new requirements. The Compensation Committee's present intention is to comply with the requirements of exemption from Section 162(m) to the extent necessary to obtain full deductibility of executive compensation unless the Compensation Committee determines that such compliance would not be in the best interest of the Company and its stockholders.

                      COMPENSATION AND BENEFITS COMMITTEE

                          Garen K. Staglin (Chairman)
                                 Ben Burdetsky
                              Charles T. Russell
                              Bernard L. Schwartz

                          SUMMARY COMPENSATION TABLE

  The following table shows the cash and other compensation paid or earned and certain long-term awards made to the Named Executives for all services to the Company in all capacities for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994:

                                                                       LONG-TERM
                                    ANNUAL COMPENSATION              COMPENSATION
                             ----------------------------------- ----------------------
                                                                   AWARDS      PAYOUT
                                                                 -----------  ---------
                                                    OTHER ANNUAL SECURITIES     LTIP     ALL OTHER
       NAME AND                                     COMPENSATION UNDERLYING    PAYOUT   COMPENSATION
  PRINCIPAL POSITION    YEAR SALARY ($) BONUS ($)      ($)(5)    OPTIONS (#)     ($)      ($) (7)
  ------------------    ---- ---------- ---------   ------------ -----------  --------- ------------
Henry C. Duques........ 1996  611,541          0            0      214,054    3,315,906    65,583
 Chairman of the Board  1995  501,543          0            0      300,000            0    45,129
 and Chief Executive
  Officer               1994  419,996          0            0            0            0    47,611

Lee Adrean............. 1996  356,743    108,000            0       44,594            0    15,200
 Executive Vice
  President             1995  207,688    140,616(3)    50,181      261,286(6)         0         0
 and Chief Financial
  Officer(1)            1994        0          0            0            0            0         0

Henry C. DeNero........ 1996  350,012     50,000(4)         0       44,594            0    13,031
 Executive Vice
  President(2)          1995  138,467          0(4)    21,768      325,624(6)         0         0
                        1994        0          0            0            0            0         0

Charles T. Fote........ 1996  400,010    120,000            0       44,594            0    19,656
 Executive Vice
  President             1995  314,433    140,000            0      100,000            0    14,150
                        1994  255,000      5,000            0            0            0    12,634

Walter M. Hoff......... 1996  399,984    110,000      124,459       44,594            0    30,504
 Executive Vice
  President             1995  317,500          0            0      100,000            0    19,600
                        1994  259,904     49,000            0            0            0     9,649

--------
(1) Mr. Adrean commenced employment with the Company May 1, 1995.
(2) Mr. DeNero commenced employment with the Company July 24, 1995.
(3) Includes a cash signing bonus of $87,250. In lieu of receiving additional cash as a signing bonus and as a portion of his annual bonus, Mr. Adrean elected to receive stock options which are included among those reported in this table.
(4) In lieu of receiving all or a portion of his bonus in 1995 and 1996, Mr. DeNero elected to receive stock options which are included among those reported in this table.
(5) Includes relocation, moving expense and associated reimbursement amounts of $50,181 for Mr. Adrean in 1995, $18,776 for Mr. DeNero in 1995 and $120,243 for Mr. Hoff in 1996. The amount of perquisites and other personal benefits are disclosed in this column only if they exceed the lesser of $50,000 or 10% of the total annual salary and bonus.
(6) Includes stock options which Mr. Adrean elected to receive in lieu of bonus amounts for 1995 and which Mr. DeNero elected to receive in lieu of bonus amounts for 1995 and 1996.
(7) Amounts shown for Messrs. Adrean, Fote and DeNero for 1996 are Company contributions to defined contribution plans. The amount shown for Mr. Hoff in 1996 consists of Company contributions to defined contribution plans ($27,139) and the dollar value of above-market interest on deferred compensation ($3,365). The amount shown for Mr. Duques for 1996 consists of Company contributions to defined contribution plans ($17,363), the dollar value of above-market interest on deferred compensation ($14,547) and the dollar value of split dollar life insurance premiums under a contract originally entered into by American Express Company ($33,673).

                            OPTIONS GRANTS IN 1996

  The following table contains information concerning grants of stock options under the 1992 Plan to each of the Named Executives during the year ended December 31, 1996:

                            INDIVIDUAL GRANTS
                   ------------------------------------
                     NUMBER OF    % OF TOTAL
                    SECURITIES     OPTIONS    EXERCISE
                    UNDERLYING    GRANTED TO   OR BASE                GRANT
                      OPTIONS    EMPLOYEES IN   PRICE   EXPIRATION DATE PRESENT
NAME               GRANTED(#)(1)   1996(2)    ($/SHARE)    DATE    VALUE($)(3)
----               ------------- ------------ --------- ---------- ------------
Henry C. Duques...    214,054       3.2634     $37.00   12/31/2006  2,309,643
Lee Adrean........     44,594        .6799     $37.00   12/31/2006    481,169
Henry T. DeNero...     44,594        .6799     $37.00   12/31/2006    481,169
Charles T. Fote...     44,594        .6799     $37.00   12/31/2006    481,169
Walter M. Hoff....     44,594        .6799     $37.00   12/31/2006    481,169

--------
(1) All options shown in the table were granted under the 1992 Plan, carry an exercise price of 100% of the fair-market value on the date of grant and become exercisable in increments of one-fourth each year beginning on the first anniversary date of the grant, provided the optionee is continuously employed from the date of grant to the date of exercise. All option grants reflected in the table were granted to participants in lieu of making a cash award under the Company's Shareholder Value Plan. See Executive Compensation Report by the Compensation and Benefits Committee.
(2) Based on options to purchase an aggregate of 6,559,152 shares granted during 1996 to all employees.
(3) These values were calculated using the Black-Scholes option pricing model, a formula widely used and accepted for valuing traded stock options. The model is based on immediate exercisability and transferability which are not features of the options shown in the table. Any ultimate value will depend on the market value of the Company's stock at a future date. The following assumptions were used to calculate the values shown: estimated future dividend yield of .22%; expected price volatility of .169; risk-free rate of return of 6.28%; and option holding period of 5 years.

                    AGGREGATED OPTION EXERCISES IN 1996 AND
                          YEAR-END 1996 OPTION VALUES

  The following table sets forth information for the Named Executives regarding the exercise of Company stock options during 1996 and unexercised FDC stock options held as of the end of 1996:

                                                      NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS
                           SHARES                     AT DECEMBER 31, 1996           AT DECEMBER 31, 1996(1)
                         ACQUIRED ON    VALUE    ------------------------------- -------------------------------
                         EXERCISE(#) REALIZED($) EXERCISABLE(#) UNEXERCISABLE(#) EXERCISABLE($) UNEXERCISABLE($)
                         ----------- ----------- -------------- ---------------- -------------- ----------------
Henry C. Duques.........         0            0    2,492,040        439,054        53,910,201      1,139,063
Lee Adrean..............         0            0       70,427        235,453           526,888      1,400,695
Henry T. DeNero.........         0            0       85,475        284,743           547,808      1,590,936
Charles T. Fote.........         0            0      763,444        119,594        17,405,632        379,688
Walter Hoff.............   130,000    3,451,125      534,220        119,594        12,452,910        379,688

--------
(1) The amounts shown reflect the $37.00 fair market value of the Company's stock on December 31, 1996 less the option exercise price, but they do not reflect the impact of taxes.

                   LONG-TERM INCENTIVE PLANS--AWARDS IN 1996

  The following table sets forth information regarding Long-Term Incentive Plan awards made in 1996 for the Named Executives:

                                             PERFORMANCE         ESTIMATED FUTURE PAYOUT UNDER
                           NUMBER OF           OR OTHER           NON-STOCK PRICE-BASED PLANS
                         SHARES, UNITS      PERIODS UNTIL        ---------------------------------
                           OR OTHER         MATURATION OR        THRESHOLD   TARGET    MAXIMUM
                         RIGHTS(#)(1)           PAYOUT             ($)(2)    ($)(3)     ($)(4)
                         ------------- ------------------------  ----------- -------- ------------
Henry C. Duques.........      -0-      4 years (ending 12/31/98)     660,000     N/A     3,600,000
                              -0-      4 years (ending 12/31/99)     660,000     N/A     3,600,000

Lee Adrean..............      -0-      4 years (ending 12/31/98)     137,500     N/A       750,000
                              -0-      4 years (ending 12/31/99)     137,500     N/A       750,000

Henry T. DeNero.........      -0-      4 years (ending 12/31/98)     137,500     N/A       750,000
                              -0-      4 years (ending 12/31/99)     137,500     N/A       750,000

Charles T. Fote.........      -0-      4 years (ending 12/31/98)     137,500     N/A       750,000
                              -0-      4 years (ending 12/31/99)     137,500     N/A       750,000

Walter M. Hoff..........      -0-      4 years (ending 12/31/98)     137,500     N/A       750,000
                              -0-      4 years (ending 12/31/99)     137,500     N/A       750,000

--------
(1) The Company's long-term incentives are not based on shares, units or rights. Under the terms of the plan, at the end of a two-year award period, a unit value is established for each executive based on the performance of the Company's Common Stock as compared to the performance of companies at the 80th, 70th, 60th and 50th percentiles in the S&P 500 Index, subject to the Committee's discretion to reduce the award produced by the formula based on factors it determines in its discretion. Those unit values are banked for an additional two-year period, during which time the amount will be increased by a percentage equal to 50% of stockholders' return on equity each year, or, if return on equity is negative, decreased by a percentage equal to 100% of the Stockholders' return of equity percentage. In January 1996, each of the Named Executives received a Performance Grant for the two-year award period ending December 31, 1996, and a grant for the two-year award period ending December 31, 1997. The terms of both grants were identical and are described in the table above. Two grants were made in 1996 in order to put the Company on a cycle in which it is awarding grants at the beginning of the performance periods instead of in the middle of such periods. For the two-year award period ended December 31, 1996, the formula produced a unit value for Messrs. Adrean, DeNero, Fote, and Hoff of $330,000 and a unit value of $1,584,000 for Mr. Duques. The Committee, however, established a unit value of (0) for each and awarded instead 44,594 options each to Messrs. Adrean, DeNero, Fote and Hoff and 214,054 options to Mr. Duques. See Executive Compensation Report by the Compensation and Benefits Committee.
(2) Two thresholds must be met before any amounts are paid to any of the Named Executives. First, the growth in the rate of total stockholders' return must exceed the average two-year treasury note interest rate for the 60-day period prior to the performance period. Second, no payment is made if the percentage increase in the Common Stock price, plus dividends, does not exceed the percentage increase of at least 50% of the companies in the S&P 500 Index. Amounts shown are the unit values which would be established under the plan formula applicable to each executive if the thresholds are met, but not exceeded. As noted in footnote 1, these amounts will increase or decrease during the two-year period after they are set based on the Company's return on equity.
(3) No performance level or pay level has been identified as a target.
(4) Amounts shown are the maximum unit values which may be set at the end of the performance period. The ultimate payout is determined by the Company's return on equity over the two-year period after the unit value is set, and may be greater or less than the amount shown. No limit has been placed on the potential increase or decrease.

                               RETIREMENT PLANS

  Of the Named Executives, only Mr. Duques and Mr. Fote currently participate in the Company's defined benefit pension plans. Mr. Hoff no longer participates in the pension plans, but has a frozen benefit which would entitle him to an annual payment at age 65 of approximately $7,500. Messrs. Adrean and DeNero do not participate in the plans because they joined the Company after participation was frozen. All of the Company's executives participate in the Company's defined contribution plans. The Company's contributions to the named executives' defined contribution plans are shown in the "All Other Compensation" column of the Summary Compensation Table.

  Mr. Duques and Mr. Fote each receive benefits pursuant to a different formula. For each of them, compensation in excess of $235,840 is disregarded for 1995 and prior years. In calculating benefits for later years, compensation in excess of $1,000,000 will be disregarded. To determine the pension benefit at retirement, the individual's average compensation for the five-year period prior to retirement is used and the benefit for 1995 and prior years is calculated applying the $235,840 cap and added to the separately calculated benefit for post-1995 service to which the $1,000,000 cap applies.

  The following table and accompanying text illustrates the annual pension benefits applicable to Mr. Duques provided under the Company's defined benefit pension plans:

                                  YEARS OF CREDITED SERVICE
                    ------------------------------------------------------------------
   REMUNERATION        1             5             10             15             20
   ------------     -------       -------       --------       --------       --------
   $  235,840       $ 2,358       $11,792       $ 25,353       $ 40,682       $ 56,012
   $  300,000       $ 3,000       $15,000       $ 32,250       $ 51,750       $ 71,250
   $  400,000       $ 4,000       $20,000       $ 43,000       $ 69,000       $ 95,000
   $  500,000       $ 5,000       $25,000       $ 53,750       $ 86,250       $118,750
   $  600,000       $ 6,000       $30,000       $ 64,500       $103,500       $142,500
   $  700,000       $ 7,000       $35,000       $ 75,250       $120,750       $166,250
   $  800,000       $ 8,000       $40,000       $ 86,000       $138,000       $190,000
   $  900,000       $ 9,000       $45,000       $ 96,750       $155,250       $213,750
   $1,000,000       $10,000       $50,000       $107,500       $172,500       $237,500

  As of January 1, 1997, Mr. Duques had 7.5 years of credited service for 1995 and prior years, and one year of post-1995 service under the pension plans, for purposes of computing his benefits. Mr. Duques' annual benefit will be reduced by the benefit he will receive under a retirement plan maintained by American Express Company, the Company's former parent, of approximately $9,500 annually.

  The following table and accompanying text illustrates the annual pension benefits applicable to Mr. Fote provided under the Company's defined benefit pension plan beginning June 30, 1989:

                                  YEARS OF CREDITED SERVICE
                    ------------------------------------------------------------------
   REMUNERATION        1             5             10             15             20
   ------------     -------       -------       --------       --------       --------
   $  235,840       $ 3,066       $15,330       $ 30,659       $ 45,989       $ 61,318
   $  300,000       $ 3,900       $19,500       $ 39,000       $ 58,500       $ 78,000
   $  400,000       $ 5,200       $26,000       $ 52,000       $ 78,000       $104,000
   $  500,000       $ 6,500       $32,500       $ 65,000       $ 97,500       $130,000
   $  600,000       $ 7,800       $39,000       $ 78,000       $117,000       $156,000
   $  700,000       $ 9,100       $45,500       $ 91,000       $136,500       $182,000
   $  800,000       $10,400       $52,000       $104,000       $156,000       $208,000
   $  900,000       $11,700       $58,500       $117,000       $175,500       $234,000
   $1,000,000       $13,000       $65,000       $130,000       $195,000       $260,000

  As of January 1, 1997, Mr. Fote had 6.5 years of credited service for years from 1989 through 1995, respectively, and one year of post-1995 service under the pension plans, for purposes of computing his benefits. In addition, for years of service prior to 1989, Mr. Fote will receive a pension benefit under an alternate formula which will result in an annual benefit at age 65 of approximately $65,900.

  The amounts shown in both tables assume retirement at age 65, and payment in the form of a single life annuity on a monthly basis. These benefits are not subject to deductions for Social Security benefits or other offset amounts. Generally, compensation covered for pension purposes consists of the salary, annual bonus and LTIP payouts reported in the Summary Compensation Table, except that, as noted, in calculating the benefits for 1995 and prior years of service, compensation in excess of $235,840 is disregarded and for later years, compensation in excess of $1,000,000 is disregarded.

                               PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in cumulative total stockholder return on the Common Stock of the Company since April 9, 1992 when the Company's shares first began trading on the New York Stock Exchange (NYSE) with the cumulative total return of the S&P 500 Index and the S&P Computer Software Services Index (CSSI) over the same period. The comparison assumes $100 was invested on April 9, 1992 in the Company's Common Stock and in each of such indices and assumes reinvestment of dividends, if any. Historic stock price is not indicative of future stock price performance.


                         [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
               AMONG FDC, CSSI INDEX AND S&P 500 INDEX

Measurement period                FDC         CSSI       S&P 500
(Fiscal Year Covered)                         Index       Index
---------------------           --------     --------    --------
Measurement PT -
04/09/92                        $ 100        $ 100       $ 100

FYE 12/31/92                    $ 154.80     $ 117.87    $ 110.43
FYE 12/31/93                    $ 184.12     $ 150.43    $ 121.56
FYE 12/31/94                    $ 214.62     $ 177.82    $ 123.17
FYE 12/31/95                    $ 303.58     $ 249.91    $ 169.46
FYE 12/31/96                    $ 331.77     $ 388.52    $ 208.37


                    CERTAIN TRANSACTIONS AND OTHER MATTERS

  In the ordinary course of business, the Company and its subsidiaries from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also directors or officers of the Company or a subsidiary. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the directors or officers of the Company or of the other corporations or financial institutions involved.

  Until April 1992, the Company was a wholly owned subsidiary of American Express Company ("American Express"). At the end of 1996 American Express owned less than 5% of the Common Stock of the Company. The Company has engaged and continues to engage in certain transactions with American Express and its subsidiaries. The Company believes that there would not have been any material change in aggregate historical revenues or expenses of the Company had the transactions been between unrelated parties or had the Company been operating other than as a subsidiary of American Express. In October 1996, American Express tendered a significant portion of its holdings of FDC Common Stock to the holders of American Express' 6 1/4% Exchangeable Notes Due October 15, 1996. As a result of this transaction, American Express is no longer considered a related-party with current ownership of FDC Common Stock of less than 5%.

  The Company paid $655,000 to American Express for general services such as investment advisory services and other professional services during the year ended December 31, 1996.

Management Agreement

  Pursuant to a management agreement dated April 13, 1992 ("Management Agreement") with American Express Travel Related Services Company, Inc., a subsidiary of American Express ("TRS"), the Company, through its wholly owned subsidiary, Integrated Payment Systems Inc. ("IPS"), manages a business involving certain payment instruments issued or provided by TRS. For the management services provided by IPS, IPS earns processing fees from TRS which are comprised of transaction fees remitted by selling agents and an amount based on the pretax equivalent of the earnings on the investment portfolio (plus or minus any gains or losses with respect to securities that have been liquidated), net of commissions subsequently paid to the selling agents. In 1996, IPS received $225.1 million in processing fees and other associated revenues under the Management Agreement.

  IPS is licensed to use certain American Express marks in connection with the payment instruments business for a period expiring not later than April 16, 1997, pursuant to an Intercompany Agreement dated April 16, 1992 between the Company and American Express. Upon a change of control (as defined) of IPS, IPS will lose its license to use such marks. The license to use such marks is not transferable, except under very limited circumstances.

Other Business Arrangements

  Various of the Company's subsidiaries provide services to American Express and its subsidiaries in the ordinary course of business. During the year ended December 31, 1996, the Company recorded revenues of approximately $76.3 million from these services.

Intercompany Agreement

  The Company and American Express entered into an Intercompany Agreement ("Intercompany Agreement") dated April 16, 1992, as amended, providing, among other matters, for (i) the grant by American Express to the Company of a license to use the American Express name and certain trademarks in connection with the Company's payment instruments business as presently conducted for an annual license fee of $1.0 million, which license extends to April 16, 1997;
(ii) American Express' agreement to provide certain other management and administrative services to the Company on terms consistent with past practices; (iii) American Express' agreement to reimburse the Company for (a) up to $3.0 million of the costs and expenses incurred or committed to no later than April 9, 1993 relating to the change of the Company's name and its change in status to a publicly owned corporation (which was fully reimbursed) and (b) up to $7.6 million of the costs and expenses, relating to the changes referred to in clause (iii)(a) above and advertising of the Company's payment instruments under a new name, that the Company incurs or becomes committed to pay no later than April 9, 1997 (which was fully reimbursed); (iv) the Company's agreement to obtain American Express' consent before incurring any indebtedness if the effect thereof would cause the rating of any Company indebtedness to be below investment grade; and (v) the payment by American Express of $6.6 million in conjunction with a $22 million settlement by the Company of a contract pricing matter in 1993. The Company paid $1.1 million to American Express during the year ended December 31, 1996 pursuant to the Intercompany Agreement.

  The Intercompany Agreement provides that until April 15, 1997, TRS shall not, and shall cause its subsidiaries not to, compete directly or indirectly with the payment instruments business managed by IPS. The Company has agreed to indemnify American Express, its subsidiaries and their respective officers, directors, employees and agents against losses from third party claims based on, arising out of or resulting from, among other matters, the use of the marks used in the payment instruments business managed by IPS on behalf of TRS. In addition, the Company has agreed to pay to American Express, upon exercise by Company employees of non-qualified options to acquire American Express common shares, an amount equal to the option exercise price plus an amount equal to the income realized by such individuals multiplied by the highest marginal federal corporate income tax rate in effect at such time. The Company has also agreed to pay to American Express, upon expiration of the restrictive period relating to restricted stock awards of American Express common shares to employees of the Company, an amount equal to the fair market value of such shares multiplied by such rate.

Tax Allocation Agreement

  The Company and American Express entered into a tax allocation agreement in connection with the Company's initial public offering in April 1992 providing for the allocation and settlement of their respective federal, state and local income tax liabilities (including the Company's share of liability for alternative minimum tax) and detailing the procedures that determine the payments to be made to or by the Company with respect to those liabilities, including payments with respect to adjustments to tax liabilities resulting from audits or other proceedings with respect to taxes for taxable periods for which the Company or its subsidiaries are included in any consolidated federal or combined state or local income tax return with American Express. During 1996, the Company paid American Express approximately $269,000 pursuant to the tax allocation agreement and predecessor arrangements.

RRE Investors

  In December of 1995, the Company made a $3,000,000 limited partnership investment in RRE Connect Investors, L.P. (the "Connect Partnership"). The Connect Partnership invested these proceeds in securities of Connect, Inc. The general partner of the Connect Partnership is RRE Partners LLC and the Connect Partnership engaged RRE Advisors, LLC to manage the affairs of the Connect Partnership. The Company is required to pay RRE Advisors, LLC an annual management fee of 2% of its capital investment. In addition, the Limited Partnership Agreement provides that the general partner is entitled to a 17% carried interest in profits realized beyond the amount of the original investment. Also, in the fourth quarter of 1996, the Company made a commitment to invest up to $3 million as a limited partner in RRE Investors, L.P. (the "Investors Partnership"). As of February 28, 1997, the Company has not funded, nor received a request to fund, any portion of the commitment. The Company is required to pay RRE Advisors, LLC an annual management fee of 2% of its capital commitment as well as its pro rata share of certain organizational and other expenses. In addition, the Limited Partnership Agreement provides that the general partner is entitled to receive 20% of all distributions after satisfaction of certain distribution preferences in favor of the limited partners. Mr. Robinson and members of his family control and have equity interests in RRE Investors, L.P., RRE Partners LLC and RRE Advisors, LLC (collectively, the "RRE Entities"). Prior to authorizing the investment as described above, Mr. Robinson disclosed his interests in the transactions to the Board and the Board unanimously approved the investments. During 1996 the Company paid $60,000 to the RRE Entities in connection with these investments.

Card Issuer Program Management

  Card Issuer Program Management, Inc. ("CIPM") was formed in 1995 by individuals who at the time were employees of the Company or its subsidiaries. Subsidiaries of the Company and CIPM entered into an agreement under which those subsidiaries would be the exclusive providers of processing services to customers of CIPM. The parties are severing the relationship because of an inability to reach agreement on the pricing of the services to be provided. To settle the dispute and in satisfaction of certain other claims, the Company paid CIPM $8 million in 1996 and has agreed to pay $200,000 a month to CIPM in 1997 in exchange for the right to have CIPM provide certain services to the Company. Mr. Russell performs consulting services for CIPM and owns approximately 7% of its outstanding stock. In 1996, CIPM paid Mr. Russell $70,000 for his services.

Loan

  In March 1995 the Company loaned $250,000 to Walter Hoff, an executive officer of the Company, pursuant to an unsecured promissory note which provides for interest at the rate of 7.2%, compounded annually and payable at maturity. In March 1997 Mr. Hoff paid the Company approximately $286,000 as prepayment in full of principal and interest due pursuant to the note.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Company's Common Stock ("Section 16 Persons") to file reports of ownership and changes in ownership in the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on the Company's records and other information, the Company believes that all Section 16(a) filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended December 31, 1996 except as described below. In each of 1995 and 1996, each of the Company's Directors Jones, Staglin and Robinson filed a Section 16(a) report reflecting a grant of options on the Company's stock made to them in lieu of cash payment of their Director's fees for those years. Due to an error by the Company, each of these reports understated by ten percent the actual number of shares subject to those option grants.

                             STOCKHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's proxy materials for the Company's 1998 Annual Meeting of Stockholders, any stockholder proposal must be received by the Company on or before November 21, 1997. Proposals should be directed to David P. Bailis, Corporate Secretary, First Data Corporation, 5660 New Northside Drive, Suite 1400, Atlanta, Georgia 30328.

  The Company's Amended and Restated Certificate of Incorporation or By-laws provide (i) that directors can be removed from office only for cause and only by the affirmative vote of the holders of a majority of the then outstanding shares of capital stock entitled to vote generally in an election of directors, (ii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders, and (iii) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Secretary of the Company not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. Accordingly, a stockholder proposal or nomination intended to be brought before the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company on or after February 13, 1998 and on or prior to March 15, 1998. The Company's Amended and Restated Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of more than 80 percent of the voting power of the voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, this provision. In addition, special meetings of stockholders may be called only by the Chairman of the Board, Chairman of the Executive Committee, the President or the Secretary of the Company, or any such officer at the request in writing of the Board of Directors.

  With respect to the May 14, 1997 Annual Meeting of Stockholders, no stockholder proposals or nominations were received by the Secretary of the Company during the period from February 15, 1997 through March 15, 1997 as required for consideration at the May 14, 1997 meeting pursuant to the Company's Amended and Restated Certificate of Incorporation and By-laws. Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any matter other than as indicated herein properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

                                     * * *

  You are urged to mark, date, sign and return the enclosed proxy in the prepaid envelope provided for such purpose. Prompt return of your proxy may save the Company the expense of a second mailing.

  We encourage all stockholders to attend the Annual Meeting of Stockholders on May 14, 1997. If, due to a disability, you desire this document in an alternative, accessible format or you will need special assistance at the meeting, please contact the Corporate Secretary.

                                          HENRY C. DUQUES
                                          Chairman

                             FIRST DATA CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1997

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST DATA
                                  CORPORATION
  The undersigned hereby appoints Henry C. Duques and David P. Bailis, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of First Data Corporation held of record by the undersigned on March 17, 1997, at the Annual Meeting of Stockholders of First Data Corporation and any adjournment or postponement thereof, as follows:

1. ELECTION      [_] FOR all nominees       [_] WITHOLD AUTHORITY
   OF            listed below (Except       to vote for all
   DIRECTORS     as marked to the           nominees listed below
                 contrary below)

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.

       Courtney F. Jones      Robert J. Levenson     Charles T. Russell

2. The ratification of the selection of Ernst & Young LLP as independent auditors of the Company for 1997.

             [_] FOR             [_] AGAINST           [_] ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. Management is not presently aware of any such matters to be presented for action.

             [_] FOR             [_] AGAINST           [_] ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS INDICATED AND FOR APPROVAL OF THE PROPOSALS PRESENTED.

          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

The undersigned has received the Notice of Meeting, the Proxy Statement relating to the Annual Meeting of Stockholders to be held May 14, 1997, and the Company's Annual Report for its fiscal year ended December 31, 1996, and hereby ratifies and confirms all that the Proxies shall lawfully do or cause to be done by virtue hereof and hereby revokes all proxies heretofore given to vote such shares.

PLEASE SIGN AND RETURN PROMPTLY.


                                           ------------------------------------
                                                        Signature

                                           ------------------------------------
                                                Signature if held jointly

                                           Dated: _______________________, 1997

(Please sign exactly as your name or names appear to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give the full title as such, and where more than one executor, etc., is named, a majority must sign. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign full partnership name by an authorized person.)